Exhibit 32

SECTION 1350 CERTIFICATION

Each of the undersigned hereby certifies in his or her capacity as an officer of First PacTrust Bancorp, Inc. (the Company) that the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2003 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended, and that the information contained in such report fairly presents, in all material respects, the consolidated financial condition of the Registrant at the end of such period and the results of operations of the Registrant for such period.

Date: March 15, 2004	By:	/s/ HANS R. GANZ

Hans R. Ganz President and Chief Executive Officer (Principal Executive Officer)

Date: March 15, 2004	By:	/s/ REGAN GALLAGHER

Regan Gallagher Senior Vice President/Controller (Principal Financial and Accounting Officer)